EXHIBIT 10(l-1)
SEVERANCE AGREEMENT
THIS AGREEMENT dated as of October __, 2016, is made by and between EMCOR Group, Inc., a Delaware corporation (the "Company"), and Maxine L. Mauricio ("Executive").
WHEREAS the Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel; and
WHEREAS the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of Executive to her assigned duties;
NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and Executive hereby agree as follows:
1.Defined Terms. The definitions of capitalized terms used in this Agreement are provided in Article 20 hereof.
2.    Company's Covenants Summarized. In order to induce Executive to remain in the employ of the Company and its consideration of Executive's covenants set forth in Article 6 hereof, the Company agrees, subject to the terms and conditions hereof, to pay Executive the "Severance Payments" described in Article 3 hereof and the other payments and benefits described herein in the event Executive's employment with the Company is terminated under certain circumstances. No amount or benefit shall be payable under this Agreement unless there shall have been a termination of Executive's employment with the Company, as described in Articles 3, 4 or 5 hereof. This Agreement shall not be construed as creating an express or implied contract of employment, and, except as otherwise agreed in writing between Executive and the Company, Executive shall not have any right to be retained in the employ of the Company and the Company may terminate Executive's employment at any time and Executive may terminate her employment at any time.
3.    Severance Payments.

3.01.    Subject to Sections 6.04 and 6.05 hereof, the Company shall pay Executive the amounts, and provide the benefits, described in this Article 3 (the "Severance Payments") upon the termination of Executive's employment with the Company, unless such termination is by the Company for Cause, by reason of death or Permanent Disability of Executive, or by Executive without Good Reason.

3.02.    In lieu of any further salary payments or bonuses to Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to Executive (except as provided for in the Company’s Long Term Incentive Plan), the Company shall pay to Executive (A) two times Executive’s Base Salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based, (B) an amount equal to Executive’s target Non-Plan Award for the calendar year in which her employment terminates, multiplied by a fraction (the “Applicable Fraction”), the numerator of which is the number of days in such calendar year Executive was an employee of the Company, and the denominator of which is 365, and (C) an amount equal to the payment, if any, that Executive would have been paid in respect of her Plan Award for the calendar year in which her employment terminates had Executive been employed by the Company for the entire calendar year, multiplied by the Applicable Fraction; provided, however, that the amount payable to Executive under clauses (B) and (C) of this sentence shall not exceed, in the aggregate, the Applicable Fraction multiplied by the maximum aggregate annual incentive award that could have been payable to her for the year in which her employment terminates had she been employed by the Company for the entire calendar year. Subject to the provisions of Sections 6.04 and 6.05, the amount set forth in clause (A) of the immediately preceding sentence shall be payable in advance in 8 equal quarterly installments commencing with the Date of Termination and on each succeeding 90th day thereafter, subject to Section 21(a); the amount set forth in clause (B) of the immediately preceding sentence shall be payable in accordance with Section 21(a); and the amount set forth in clause (C) of the immediately preceding sentence shall be payable, if at all, on the later of the date six months after the date of Executive’s separation from service and the date when similar annual incentive awards under the Company’s Key Executive Incentive Bonus Plan, or if not then in effect, granted under any similar plan, (the “Plan) are paid to the other senior executives of the Company who have remained in its employ throughout such calendar year. For purposes of the foregoing, “Plan Award” shall mean the award opportunity, if any, granted under the Plan (which award opportunity is intended, to the extent applicable, to qualify for the performance-based compensation exception under Section 162(m) of the Code), and “Non-Plan Award” shall mean any other annual cash performance based incentive award opportunity or opportunities to Executive (other than, for the avoidance of doubt, under the Company Long Term Incentive Plan) for the calendar year in which her employment terminates. Notwithstanding the foregoing, if Executive’s employment terminates in a termination described in this Section 3.01 during a calendar year before the terms of annual award opportunities for such year shall have been established under the Plan or any other annual incentive program for the year of termination, then for purposes of this Section 3.02 (a) her target Non-Plan Award for such year of termination shall be deemed to be her target Non-Plan Award for the immediately preceding calendar year, and (b) her Plan Award for such year of termination shall be determined by assuming the same dollar pay-out opportunities (expressed as a percentage of her then salary) as Executive had under her Plan Award for the immediately preceding calendar year, but with performance based on the Company performance goals established under the Plan for the year of termination.

3.03.    In addition to the amounts described in Section 3.02 above, Executive shall be entitled to receive:

    (a)    until 18 months from the Date of Termination, Executive (and, to the extent applicable, Executive's dependents) shall continue to be covered, at the Company's expense, under the Company's medical, dental and hospitalization insurance plans and until 12 months from the Date of Termination, Executive shall continue to be covered, at the Company's expense, under the Company's group life and accidental death and dismemberment insurance plans; provided that if Executive is provided with comparable coverage by a successor employer any such coverage by the Company shall cease;

    (b)    all payments to which Executive has vested rights as of the Date of Termination under any employee benefit, disability, insurance and similar plans which provide for payments beyond the period of employment; and

(c)    all unpaid amounts, as of the Date of Termination, in respect of any bonus for any calendar year ending before the calendar year in which the Date of Termination occurs, which would have been payable had Executive remained in the Company's employ until such bonus would have been paid.
4.    Permanent Disability.

4.01.    The Company may terminate Executive's employment by reason of her Permanent Disability, and in such case the compensation to which Executive is entitled shall be paid through the last day of the month in which the notice is given. In addition, in such case Executive shall be entitled to receive:
(a)    all unpaid amounts, as of the Date of Termination, in respect of any annual incentive awards for any calendar year ending before the calendar year in which such termination occurs, which would have been payable had Executive remained in the Company’s employ until the date such annual incentive awards would otherwise have been paid, plus an amount equal to Executive’s target annual incentive awards for the calendar year in which her employment terminates multiplied by a fraction, the numerator of which is the number of days in such calendar year Executive was an employee of the Company and the denominator of which is 365. Notwithstanding the foregoing, if Executive’s employment terminates in a termination described in this Section 4.01 during a calendar year before the terms of the annual award opportunities for such year shall have been established for the year of termination, then for purposes of this Section 4.01 such target annual incentive awards shall be deemed to be those for the immediately preceding calendar year;
(b)    for 18 months from the Date of Termination , Executive (and, to the extent applicable, Executive's dependents) shall continue to be covered, at the Company's expense, under the Company's medical, dental, hospitalization insurance plans, and until 12 months from the Date of Termination Executive shall continue to be covered, at the Company's expense, under the Company's group life and accidental death and dismemberment insurance plans; provided that if Executive is provided with comparable coverage by a successor employer any such coverage by the Company shall cease; and
(c)    all amounts payable under the Company's disability plans, in accordance with their terms.

4.02.    Nothing herein contained shall affect Executive's right to any benefits that may accrue under the terms of any other Company benefit plans by reason of Executive's Permanent Disability.
5.    Death.

5.01.    In the event of Executive’s death while an employee of the Company, Executive’s estate or designated beneficiaries shall receive (i) payments of Executive’s Base Salary for a period of three months after the date of death; (ii) all unpaid amounts, as of the date of death, in respect of any annual incentive awards for any calendar year ending before the calendar year in which such death occurs, which would have been payable had Executive remained in the Company’s employ until the date such annual incentive awards would otherwise have been paid, plus an amount equal to (i) Executive’s target annual incentive awards for the calendar year in which her death occurs multiplied by a fraction, the numerator of which is the number of days in such calendar year Executive was an employee of the Company, and the denominator of which is 365; and (iii) any death benefits provided under the employee benefit programs, in accordance with their terms. Notwithstanding the foregoing, if Executive’s employment terminates in a termination described in this Section 5.01 during a calendar year before the terms of annual award opportunities for such year shall have been established for the year of termination, then for purposes of this Section 5.01, such target annual award opportunities shall be deemed to be those for the immediately preceding calendar year.

5.02.    Nothing herein contained shall affect Executive's rights to any benefits that may accrue under the terms of any other Company death benefit plan or life insurance policy or programs by reason of Executive's death.
6.    Confidential Information, Non-Competition, Non-Solicitation, etc.
6.01.    Executive hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, and other documents, equipment and other Confidential Information furnished to or prepared by Executive in the course of or incident to her employment, belong to the Company and shall be promptly returned to the Company upon termination of her employment with the Company. Executive agrees not to disclose to any person (other than an employee or agent of the Company or any affiliate of the Company entitled to receive the same) any Confidential Information relating to the business of the Company and obtained by her while providing services to the Company, without the consent of the Board, or until such information ceases to be confidential. Nothing in this Agreement limits, restricts or in any other way affects Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity that do not constitute attorney-client privileged information of the Company. Executive cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (2) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, Executive may be held liable if the Executive unlawfully accesses trade secrets by unauthorized means.
(a)    Upon termination of her employment by the Company, Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any subsidiary or affiliate thereof.
(b)    Executive and the Company shall not (except as required by law) directly or indirectly make any statement or release any information, or encourage others to make any statement or release any information that is designed to embarrass or criticize the other (or their respective employees, directors or shareholders).

6.02.    During the period of Executive's employment by the Company and for two years following the Date of Termination, Executive shall not, in any state in the United States where a member of the Restricted Group conducts business, directly or indirectly own, manage, operate, conduct, control or participate as a director, officer, employee, consultant, partner, or equity owner or otherwise, in the ownership, management, operation, conduct or control, or accept employment with, or be connected in any other manner with, any business (a "Business") that is in competition with any member of the Restricted Group, except for ownership of no more than 2% of the debt or equity securities of corporations listed on a registered securities exchange, provided, however, that a Business shall not be deemed to be in competition with any members of the Restricted Group if (i) no more than 20% of the annual consolidated revenues of such Business (based upon its most recently completed fiscal year) are attributable to one or more business activities ("Incidental Competitive Activity") that are in competition with any member of the Restricted Group and (ii) Executive is not engaged, directly or indirectly, in such Incidental Competitive Activity and has no direct or indirect responsibility for, or oversight of, such Incidental Competitive Activity. Notwithstanding the foregoing, the provisions of this Section 6.02 shall not apply if (A) in the case of any Notice of Termination given by Executive for Good Reason or (B) in the case of any Notice of Termination given by the Company without Cause, Executive prior to the receipt of any Severance Payments or portion thereof irrevocably and unconditionally waives in writing the right to receive any Severance Payments and accompanies such waiver with an executed form of release attached hereto as Appendix A which release is not thereafter revoked.
6.03.    For one year following the Date of Termination, Executive shall not (without the prior written consent of the Company), either on her own behalf or on behalf of any person, firm or company, directly or indirectly (a) solicit, encourage or participate in soliciting or encouraging any customer or supplier of any member of the Restricted Group, or any other person or entity to terminate (or otherwise adversely alter) such person or entity's customer, supplier or other relationship with such member of the Restricted Group, and/or (b) hire any person who is at the time of the offer of employment, or within six months prior to such offer was, an employee of any member of the Restricted Group or encourage or participate in soliciting or encouraging any employee of any member of the Restricted Group to terminate (or otherwise adversely alter) such person's employment relationship with such member of the Restricted Group.
6.04.    As a condition of receiving payments and benefits under this Agreement, Executive agrees to sign the form of release attached hereto as Appendix A.

6.05.    Executive and the Company agree that the covenants set forth in this Article 6 are reasonable covenants under the circumstances, and further agree that, if in the opinion of any court of competent jurisdiction, such restraint is not reasonable in any respect, this Agreement shall be deemed modified to the least degree necessary to make the Agreement reasonable and fully enforceable. Executive agrees that any breach of the covenants contained in this Article 6 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments and/or providing benefits otherwise required by this Agreement, including those provided for in Article 3 hereof, and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

7.    Termination Procedures.
7.01.    Any purported termination of Executive's employment with the Company (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Article 9 hereof. For purposes of this Agreement a "Notice of Termination", in the case of termination for Cause, shall mean delivery to Executive of a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for that purpose (after not less than 10 days notice to Executive ("Preliminary Notice") and reasonable opportunity for Executive, together with Executive's counsel, to be heard before the Board prior to such vote) finding, that in good faith opinion of the Board, Executive was guilty of conduct constituting Cause and specifying the particulars thereof in detail. The Board shall not later than 30 days after the receipt of the Preliminary Notice by Executive communicate its findings to Executive. A failure by the Board to make its finding of Cause or to communicate its conclusions within such 30-day period shall be deemed to be a finding that Executive was not guilty of conduct constituting Cause.
7.02.    "Date of Termination", with respect to any purported termination of Executive's employment, shall mean (a) if Executive's employment is terminated for Permanent Disability, thirty (30) days after the Company shall have given Executive a Notice of Termination for disability; provided that Executive shall not have returned, within such 30-day period, to the full-time performance of Executive’s duties, and (b) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by Executive, shall not be less than thirty (30) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).
8.    No Mitigation; Generally No Offset. The Company agrees that, if Executive's employment is terminated, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company pursuant to Article 3. Further, the amount of any payment or benefit provided for in Article 4 (other than as provided in Sections 3.03(a) and 4.01(b)) shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Company or any of its subsidiaries, or otherwise.
9.    Notices. All notices or communications hereunder shall be in writing, addressed as follows:
to Executive:

    20 Colonial Road
    Westport, CT 06880
to Company:
Anthony J. Guzzi
President and Chief Executive Officer
EMCOR Group, Inc.
301 Merritt Seven, 6th Floor
Norwalk, CT 06851

Any such notice or communication shall be delivered by hand or sent certified or registered mail, return receipt requested, postage prepaid, or by nationally recognized overnight courier service, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the actual date of delivery or mailing shall determine the time at which notice was given.
10.    Agreement to Perform Necessary Acts. Each party agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.
11.    Separability; Legal Actions; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that cannot be resolved by Executive and the Company, including any dispute as to the calculation of Executive's benefits or any payments hereunder, shall be submitted to arbitration in New York, New York in accordance with the laws of the State of New York and the procedures of the American Arbitration Association, except that if Executive institutes an action relating to this Agreement, Executive may, at Executive's option, bring that action in any court of competent jurisdiction. Judgment may be entered on an arbitrator(s) award in any court having jurisdiction.
In addition to all other amounts payable to Executive under this Agreement, the Company shall pay or reimburse Executive for legal fees (including without limitation, any and all court costs and attorneys' fees and expenses) incurred by Executive in connection with or as a result of any claim, action or proceeding brought by the Company or Executive with respect to or arising out of this Agreement or any provision hereof, unless, in the case of an action brought by Executive, it is determined by an arbitrator or by a court of competent jurisdiction that such action was frivolous and was not brought in good faith. Such legal fees shall be paid or reimbursed by the Company to Executive from time to time within five business days following receipt by the Company of copies of bills for such fees and if the Company fails to make such payment within such five day period, the Company shall pay Executive interest thereon at the rate of 5% per annum. All other expenses relating to any arbitration or court proceedings shall be paid by the Company.
12.    Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company (any such purported assignment by either shall be null and void), except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company.
13.    Amendment; Waiver. The Agreement may be amended at any time, but only by mutual written agreement of the parties hereto. Any party may waive compliance by the other party with any provision hereof, but only by an instrument in writing executed by the party granting such waiver.
14.    Entire Agreement. Except as otherwise provided in the Continuity Agreement dated the date hereof, as amended, between the Company and Executive and any plans or programs providing for perquisites, options and/or other equity grants otherwise provided to Executive, the terms of this

Agreement are intended by the parties to be the final expression of their agreement with respect to the employment and/or termination of employment of Executive by the Company. This Agreement shall not apply at all if the Continuity Agreement is applicable to Executive due to a Change of Control.
15.    Death or Incompetence. In the event of Executive's death or a judicial determination of her incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to her estate or other legal representative.
16.    Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Article are in addition to the survivorship provisions of any other Article of this Agreement.
17.    Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of New York without reference to rules relating to conflicts of law.
18.    Withholdings. The Company shall be entitled to withhold from payment any amount of withholding required by law.
19.    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.
20.    Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:
(a)    "Base Salary" shall mean Executive's regular basic annual rate of compensation prior to any reduction therein under a salary reduction agreement pursuant to Section 401(k) or Section 125 of the Code, and shall not include (without limitation) cost of living allowances, fees, retainers, reimbursements, bonuses, incentive awards, prizes or similar payments.
(b)    "Board" shall mean the Board of Directors of the Company.
(c)    "Cause" for termination by the Company of Executive's employment, shall mean (a) an action by Executive involving willful malfeasance in connection with her employment which results in material harm to the Company, (b) a material and continuing breach by Executive of the terms of this Agreement which breach is not cured within 60 days after Executive receives written notice from the Company of any such breach or (c) Executive being convicted of a felony. Termination of Executive for Cause shall be communicated by a Notice of Termination given within six months after the Board both (i) had knowledge of conduct or an event allegedly constituting Cause and (ii) had reason to believe that such conduct or event could be grounds for Cause. For purposes of this definition, no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's act, or failure to act, was in the best interest of the Company and its subsidiaries.

(d)    "Change of Control" shall have that meaning set forth in the Change of Control Agreement referred to in Article 14 hereof.
(e)    "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.
(f)    "Company" shall mean EMCOR Group, Inc. and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.
(g)    "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of any member of the Restricted Group or the customers of any member of the Restricted Group, that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof).
(h)    "Date of Termination" shall have the meaning stated in Section 7.02 hereof.
(i)    "Good Reason" for termination by Executive of Executive's employment shall mean the occurrence (without Executive's express written consent) of any one of the following acts, or failure to act, unless, in the case of any act or failure to act described in clause (1), (2), (3) or (4) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination by Executive given in respect thereof:
(1)    a reduction by the Company in Executive's Base Salary as in effect on the date hereof or as the same may be increased from time to time except in connection with a similar reduction in salary that is applicable to all senior executives of the Company;

(2)    the failure by the Company or a subsidiary to pay to Executive any portion of Executive's current compensation that is already earned and due;

(3)    the failure by the Company to obtain the assumption (either specifically or by operation of law) of this Agreement by any successor or assign of the Company or any person acquiring substantially all of the Company's assets; or

(4)    the termination of the Indemnity Agreement effective as of     the date hereof between Executive and the Company.

Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder, but Executive shall only be considered to have terminated employment for “Good Reason” if Executive gives a Notice of Termination within 90 days after Executive becomes aware of the event or events constituting Good Reason.
(j)    "Notice of Termination" shall have the meaning stated in Section 7.01 hereof.
(k)    "Permanent Disability" shall be deemed to exist, if, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from her duties with the Company on a full-time basis for a period of six (6) consecutive months.

(l)    "Restricted Group" shall mean the Company, its subsidiaries and their affiliates.
"Severance Payments" shall mean those payments described in Article 3 hereof.

21. Certain Tax Matters. The provisions of this Section 21 shall apply, where applicable, notwithstanding any other provision of this Agreement to the contrary. References herein to “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) together with the regulations and other applicable guidance thereunder.

(a)    Section 409A.

(i)    Delay in payment; other forms of payment. Any amounts payable under Section 3.02(A) that would have been paid within the six-month period following Executive's separation from service shall be accumulated and paid, and any amounts payable under Section 3.02(B) or Section 4.01(a) shall be paid, six months following Executive's separation from service or upon Executive's death if earlier, unless at the relevant time Executive is no longer a specified employee. Any amounts payable under Section 5.01(ii) or Section 5.01(iii) shall be paid as soon as practicable after death and in all events by the end of the calendar year in which death occurs or, if later, by the 15th day of the third month following the date of death.

(ii)    Certain in-kind benefits and reimbursements. All in-kind benefits required to be provided hereunder, and all reimbursements provided for herein, shall be subject to and paid in accordance with the reimbursement/in-kind benefit rules under Section 409A, including any related policies of the Company.

(iii)    Good Reason. In any case where Executive gives notice of “Good Reason” under the last sentence of Section 20(i) above in respect of an act or omission by the Company that is susceptible of cure, Executive’s Notice of Termination shall specify a Date of Termination that is not less than thirty (30) days nor more than ninety (90) days following the date of her Notice of Termination.

(iv)    Release. The release described in Section 6.04 shall be given, if it is given at all, within sixty (60) days of Executive's separation from service.

(v)    Compliance with Section 409A. It is the mutual intent of the parties that the payment terms under this Agreement comply with the requirements of Section 409A, and that they be construed accordingly.

(vi)    Definitions. For purposes of this Agreement, all references to termination of employment, retirement, separation from service and similar or correlative terms shall mean a "separation from service" (as defined at Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single "service recipient" with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations; and the term "specified employee" shall mean an individual who is determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining "specified employee" status. Any such written election shall be deemed part of this Agreement."
(b)    Continuation of Certain Coverage. In any case where the Company is obligated to provide coverage under Section 3.03(a) or Section 4.01(b), the Company at its option may provide such coverage directly under its own plans, and, for the avoidance of doubt, shall provide such coverage on a basis that to the extent permitted by applicable law is, in whole or in part, taxable or nontaxable, provided, that any such coverage that can be provided on a nontaxable basis shall be so provided unless the Company determines that to do so would result in adverse tax consequences to Executive, to other current or former employees of the Company or to the Company. If in the Company’s good faith determination continued coverage under its own plans would be impracticable notwithstanding diligent effort by the Company or would result in adverse tax consequences to Executive, to other current or former employees of the Company or to the Company, the Company may instead provide Executive with cash in an amount such that Executive may obtain coverage under other insurance policies providing coverage that is at least equivalent to the coverage under the Company’s plans, including deductibles, co-payment percentages or amounts, and maximum coverage amounts. Any provision of coverage, including cash payments as herein provided, shall be accomplished in a manner that to the Company’s satisfaction either complies with Section 409A or with the requirements for exemption from Section 409A.

    IN WITNESS WHEREOF, the parties hereto have executed this amended and restated employment agreement as of the date first above written.

EMCOR GROUP, INC.

By:____________________________________
Anthony J. Guzzi
President and Chief Executive Officer

EXECUTIVE

____________________________________
Maxine L. Mauricio

APPENDIX A
FORM OF RELEASE
For and in consideration of the payments and other benefits described in the Severance Agreement dated as of October __, 2016, between EMCOR Group, Inc. (the "Company") and me (the "Agreement"), and for other good and valuable consideration, I hereby release the Company, its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, agents, shareholders, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future (the "Released Parties") from any and all claims of any kind which I now have or may have against the Released Parties, whether known or unknown to me, by reason of facts which have occurred on or prior to the date that I have signed this Release (except a claim for the payments described in the Agreement). Such released claims include, without limitation, any and all claims under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 2601 et seq., and Connecticut General Statutes, Section 46a-60 et seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of my employment with the Company and its subsidiaries, as well as any and all claims under state contract or tort law.
I have read this Release carefully, acknowledge that I have been given at least 21 days to consider all of its terms, and have been advised to consult with an attorney and any other advisors of my choice prior to executing this Release, and I fully understand that by signing below I am voluntarily giving up any right which I may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. I also understand that I have a period of 7 days after signing this Release within which to revoke my agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to me pursuant to the attached Agreement until 8 days have passed since my signing of this Release without my signature having been revoked. Finally, I have not been forced or pressured in any manner whatsoever to sign this Release, and I agree to all of its terms voluntarily. Nothing in this Release or the Agreement shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, except that I hereby agree to waive my right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by me or by anyone else on my behalf.

Notwithstanding anything else herein to the contrary, this Release shall not affect: the obligations of the Company set forth in the Agreement or other obligations that, by their terms, are to be performed after the date hereof (including, without limitation, obligations to me under any stock option, stock award or incentive plans or agreements or litigations under any person plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); obligations to indemnify me respecting acts or omissions in connection with my service as an officer or employee of the Company and its subsidiaries; or any right I may have to obtain contribution in the event of the entry of judgment against me as a result of any act or failure to act for which both I and the Company are jointly responsible.

This Release, and the attached Agreement, are final and binding and may not be changed or modified except in a writing signed by both parties.